AMENDMENT TO SHAREHOLDERS AGREEMENT December 16, 2023 This Amendment to Shareholders Agreement (this “Amendment”) is made as of the date first written above, by and among TELUS Corporation, a corporation governed by the laws of the Province of British Columbia (“TELUS”), Riel B.V., a company governed by the laws of the Netherlands (“Baring”), and TELUS International (CDA) Inc. (the “Corporation”), a corporation governed by the laws of the Province of British Columbia, and amends that certain Amended and Restated Shareholders Agreement (the “Shareholders Agreement”) dated June 16, 2023, among TELUS, Baring, and the Corporation. TELUS, Baring, and the Corporation shall be referred to herein as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Shareholders Agreement. WHEREAS, the Corporation previously entered into the Shareholders Agreement to set forth certain agreements governing the relationship of the Parties in relation to the Corporation and with respect to their ownership, directly or indirectly, of the Shares following the completion of the Corporation’s underwritten initial public offering; WHEREAS, the Parties desire to amend the Shareholders Agreement and pursuant to Section 8.6 of the Shareholders Agreement, the Shareholders Agreement may be amended, supplemented or otherwise modified by written agreement; and WHEREAS, the consent of the undersigned signatories is sufficient to amend the Shareholders Agreement as contemplated hereby. NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS: 1. Amendment to Section 5.1 of the Shareholders Agreement. (a) Section 5.1(1) shall be amended and restated as follows: Baring hereby agrees that, from and after the consummation of an IPO, subject to Section 5.1(6), Baring will not sell, transfer or otherwise dispose of any Shares, whether by registered offering, private sale, disposition over the facilities of a stock exchange or otherwise, in a single transaction or series of transactions over a three-month period (each such transaction or series of transactions, a “Sale Transaction”), without complying with the provisions of this Section 5.1. TELUS and Baring agree that the purpose of this Section 5.1 is to assist with an orderly transfer of Shares by Baring. (b) The first sentence of Section 5.1(2) shall be amended and restated as follows: If Baring wishes to undertake a Sale Transaction for gross proceeds of $30 million or greater, Baring will first provide written notice to TELUS of Baring’s desire to effect a Sale Transaction (the “Sale Notice”).

2 (c) Section 5.1(4) shall be amended and restated as follows: To effect such a purchase, TELUS must, (i) no later than 24 hours following delivery of the Sale Notice for a Sale Transaction of $30 million or greater and (ii) no later than 48 hours following delivery of the Sale Notice for a Sale Transaction of $50 million or greater (the “Notice Period”), give written notice to Baring (the “Acceptance Notice”), accepting the offer contained in the Sale Notice. If TELUS gives an Acceptance Notice within the Notice Period confirming its agreement to purchase all of the Disposition Shares, TELUS and Baring shall consummate the sale of the Disposition Shares to TELUS, and TELUS shall pay to Baring the Aggregate Purchase Price in cash, no later than the seventh day following delivery of the Sale Notice. Any Disposition Shares sold to TELUS pursuant to this Section 5.1 shall be Multiple Voting Shares (to the extent permitted by applicable Law and the rules of any stock exchange on which the shares of the Company are listed) until Baring ceases to own any Multiple Voting Shares and, thereafter, any Disposition Shares sold to TELUS pursuant to this Section 5.1 shall be Subordinate Voting Shares. (d) Section 5.1(5) shall be amended and restated as follows: If Baring does not receive an Acceptance Notice from TELUS within the applicable Notice Period confirming TELUS’ agreement to purchase all of the Disposition Shares, or, if TELUS timely delivers an Acceptance Notice and fails to acquire the Disposition Shares and pay the Aggregate Purchase Price to Baring on or prior to the seventh day following delivery of the Sale Notice, TELUS’ right to purchase the Disposition Shares shall cease at the end of the Notice Period or at the end of the seventh day following the delivery of the Sale Notice, as applicable, and Baring, without limiting any remedies that may be available to Baring resulting from any failure of TELUS to timely acquire the Disposition Shares following TELUS’ delivery of an Acceptance Notice, may effect a Sale Transaction of the Disposition Shares to any person or entity, including the public, at any price, within six months after the expiry of the Notice Period. (e) Section 5.1(6) shall be amended and restated as follows: This Section 5.1 shall apply for so long as the Baring Group owns, controls or directs, directly or indirectly, at least 5% of the Proportionate Voting Interest in the outstanding Shares (on a non- diluted basis). 2. Continued Validity of the Shareholders Agreement. Except as amended hereby, the Shareholders Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto. 3. Miscellaneous. This Amendment shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable in the Shareholders Agreement. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and permitted assigns. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail or other transmission method and any

3 counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above. TELUS CORPORATION By: “Doug French” Name: Doug French Title: EVP & Chief Financial Officer

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above. RIEL B.V. By: Vistra Management Services (Netherlands) B.V. “G.J. van Spall” “T. Bogaards” By: Proxy Holder A Proxy Holder A Name: Title: Director A By: “Gerard Jan van Spall” Name: Gerard Jan van Spall Title: Director B

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above. TELUS INTERNATIONAL (CDA) INC. By: “Michel Belec” Name: Michel Belec Title: Senior Vice President, Chief Legal Officer and Corporate Secretary